Pricing Supplement Dated June 22, 2007
(To Prospectus dated June 5, 2006 and
Prospectus Supplement dated March 30, 2007)
THE BANK OF NEW YORK COMPANY, INC.
Rule 424(b)(2)
File Nos. 333-134738,
333-134738-01, 333-134738-02, 333-134738-03,
333-134738-04 and 333-134738-05.

Senior Medium-Term Notes Series G, U.S. $ Floating Rate
______________________________________________________________________


Senior Medium-Term Notes Series G
(U.S. $ Floating Rate)
______________________________________________________________________

Trade Date: June 22, 2007		Original Issue Date: June 29, 2007
Principal Amount: $500,000,000	Net Proceeds to Issuer: $499,850,000
Price to Public: Variable Price Reoffer
Commission/Discount: 0.030%
Agent's Capacity:   x  Principal Basis   __  Agency Basis

Maturity Date: June 29, 2010

Interest Payment Dates: Interest pays quarterly on the 29th day of March, June, September and December of each year, commencing September 29, 2007 and ending on maturity date (or next business day, modified following adjusted)

Interest Rate:  3-month LIBOR + 1.50 basis points

Initial Interest Rate: 3-month LIBOR + 1.50 basis points determined on the second London Banking Day preceding the Original Issue Date

Interest Reset Dates:  Quarterly on the 29th day of March, June,
September and December of each year, commencing on September 29, 2007

Interest Rate Basis: LIBOR (the designated LIBOR Page shall be Reuters page LIBOR01 and the LIBOR Currency shall be U.S. Dollars)

Index Maturity:  3-Month

Spread:  +1.50 basis points

Interest Rate Determination Dates: The second London Banking Day preceding the related Interest Reset Date

______________________________________________________________________

Form:		 x 	Book Entry
		__	Certificated

Redemption:	 x 	The Notes cannot be redeemed prior to maturity
		__	The Notes may be redeemed prior to maturity

Repayment:	 x 	The Notes cannot be repaid prior to maturity
		__	The Notes can be repaid prior to maturity at the
			option of the holder of the Notes

Discount Note:	__Yes	 x No

Defeasance: The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes.

Plan of Distribution: The Notes described herein are being purchased, severally and not jointly, by each of the agents named in the below table (the "Agents"), each as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes."

Agent                          Aggregate Principal Amount
                               of Notes to be Purchased

Barclays Capital Inc.          $ 200,000,000
BNY Capital Markets, Inc.      $ 100,000,000
Deutsche Bank Securities Inc.  $ 200,000,000
Total:                         $ 500,000,000

The agents have purchased the notes at 99.7% and the notes are being offered at varying prices related to prevailing market prices at the time of resale.

An affiliate of Deutsche Bank Securities Inc. is the trustee under the indenture pursuant to which the Notes will be issued.

Additional Information: On December 3, 2006, The Bank of New York Company, Inc. and Mellon Financial Corporation entered into an agreement pursuant to which they agreed to merge into a newly formed corporation, The Bank of New York Mellon Corporation ("The Bank of New York Mellon"). The merger, which is subject to regulatory approvals and certain other conditions, is expected to close on July 1, 2007. In the merger, the obligations of The Bank of New York Company, Inc., including its obligations with respect to the Notes described herein and the indenture pursuant to which the Notes will be issued, will be assumed by The Bank of New York Mellon.






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